EXHIBIT 99.1

NEWS RELEASE

Contacts
Investor Relations                                                                                                     Trade Relations
Kathleen Makrakis                                                                                                     Betty LaBaugh
Director of Investor Relations                                                                                  Public Relations Manager
203-769-8054                                                                                                                603-594-8585, ext. 3441
kmakrakis@presstek.com                                                                                          blabaugh@presstek.com

Presstek Appoints Guy Sasson President of its Europe, Africa, and Middle East Region

Greenwich, CT – January 5, 2009 – Presstek Inc. (NASDAQ: PRST), a leading manufacturer and marketer of digital offset printing solutions, today announced it has appointed Guy Sasson President of its Europe, Africa, and Middle East (“EAME”) Region.  Mr. Sasson’s background includes a decade of key international roles at Kodak’s Graphics Communications Group (“KGCG”) and Kodak Polychrome Graphics (KPG), a joint venture between the Eastman Kodak and Sun Chemical companies.  In his most recent assignment Mr. Sasson served as Vice President of Service and Support of  KGCG’s Europe, Middle East and Africa region.  Prior assignments included Director of Operations of KGCG’s Europe, Middle East and Africa region, as well as five years as General Manager of KPG/KGCG France.  Prior to joining KPG, Mr. Sasson was employed in management capacities with Pechiney, The Boston Consulting Group and Royal Dutch Shell, plcc.  Mr. Sasson completed his undergraduate work at Lycee Louis Le Grand, Paris, and received Master of Science degrees from the Ecole des Mines de Paris and from the Massachusetts Institute of Technology.  Mr. Sasson also earned an MBA from INSEAD University.  Mr. Sasson resides in France, and will be responsible for all of Presstek’s operations in the EAME region, including the company’s European Administrative office which is based in London.

“Presstek’s EAME region is a key strategic focus, representing a major opportunity for future revenue and profit growth,” commented Jeff Jacobson, Chairman, President and Chief Executive Officer of Presstek. “I am excited to have Guy join Presstek in this critical role.  Guy’s track record of success combined with his extensive industry and international expertise make him the ideal leader to drive our business to the next level in this region of the world.”

“I am extremely excited to be leading the EAME region and joining the talented team at Presstek,” commented Guy Sasson, Presstek’s President of EAME region. “I believe there are excellent opportunities for Presstek to become a key player in our industry in Europe, Africa and the Middle East and I look forward to working with the team to maximize our results.”

About Presstek
Presstek, Inc. is a leading manufacturer and marketer of high tech digital imaging solutions to the graphic arts and laser imaging markets. Presstek’s patented DI®, CTP and plate products provide a streamlined workflow in a chemistry-free environment, thereby reducing printing cycle time and lowering production costs. Presstek solutions are designed to make it easier for printers to cost effectively meet increasing customer demand for high-quality, shorter print runs and faster turnaround while providing improved profit margins. Presstek subsidiary, Lasertel, Inc., manufactures semiconductor laser diodes for Presstek’s and external customers’ applications. For further information visit www.presstek.com, send an e-mail to info@presstek.com or call +44 20 8745 8000 (Europe) or +1 603 595 7000 (North America).

DI, Compass and Aurora Pro are registered trademarks of Presstek, Inc.